EXHIBIT 5 - OPINION RE LEGALITY


                                             September 28, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commissioners:

         Reference is made to the Registration Statement on Form S-8 filed by Polo Ralph Lauren Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "SEC") on September 28, 2000 (the "Registration Statement") relating to the issuance of additional shares of the Company's Class A Common Stock, par value $0.01 per share (the "Common Stock"), pursuant to the 1997 Polo Ralph Lauren Corporation Long-Term Stock Incentive Plan, as amended (the "Plan"). The Plan was originally registered on a Registration Statement on Form S-8, filed with the S.E.C. on June 12, 1997 as Registration Statement No. 333-29023.

         I have reviewed copies of the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company and the Registration Statement, and I have reviewed such other documents and records of the Company as I have deemed necessary as a basis for the opinions hereinafter expressed. I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. Based on the foregoing, I am of the opinion that the additional shares of Class A Common Stock of the Company to be issued pursuant to the Plan will be, when issued in compliance with such Plan, legally issued, fully-paid and non-assessable.

         I am Executive Vice President, General Counsel and Secretary of the Company. As of September 28, 2000, I had a beneficial interest in an aggregate of approximately 42,950 shares of Common Stock.

         I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the S.E.C. thereunder. I am delivering this opinion to the Company, and no person other than the Company may rely upon it.

                                             Very truly yours,

                                             /s/ Victor Cohen
                                             ----------------

                                             Victor Cohen